Exhibit 5.1

March 16, 2012

MarkWest Energy Partners, L.P.

1515 Arapahoe Street

Tower 1, Suite 1600

Denver, Colorado 80202

Re:                               MarkWest Energy Partners, L.P.

Ladies and Gentlemen:

We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Partnership”) and the managing member of MarkWest Energy Operating Company, L.L.C. (the “Operating Company”), in connection with the proposed offering and sale by the Partnership of up to 6,785,000 common units representing limited partner interests of the Partnership (the “Common Units”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Common Units are being offered and sold pursuant to a prospectus supplement, dated March 13, 2012 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 13, 2012, to a prospectus dated January 13, 2010 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-164323) (the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the certificate of limited partnership or formation (as the case may be) and the limited partnership or limited liability company agreements (as the case may be) of the Partnership, MarkWest Energy GP, L.L.C., a Delaware limited liability company (the “General Partner”), which is the sole general partner of the Partnership, and the Operating Company, (ii) certain resolutions adopted by the Board of Directors of the General Partner relating to the registration, issuance and sale of the Common Units and related matters, (iii) certain resolutions adopted by the Finance Committee of the Board of Directors of the General Partner, (iv) certain resolutions adopted by the Board of Directors of the General Partner in its role as general partner of the managing member of the Operating Company,

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(v) the Registration Statement, (vi) the Prospectus, and (vii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate. In connection with this opinion, we have assumed that (i) all information contained in all documents reviewed by us is true, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are originals and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (v) all Common Units will be sold in the manner stated in the Prospectus and the Underwriting Agreement.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303 and 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus.

The opinions expressed herein are limited exclusively to the Delaware Revised Uniform Limited Partnership Act and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal” in the Prospectus Supplement and under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins LLP